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Exhibit 99.1
                     HOME PRODUCTS INTERNATIONAL FINALIZES
                       ACQUISITION OF SEYMOUR HOUSEWARES

              HPI TARGETS 1998 SALES OF $230 MILLION; SEES SEYMOUR
                  AS "SLIGHTLY ACCRETIVE TO EARNINGS IN 1998"


CHICAGO, JANUARY 6, 1998HOME PRODUCTS INTERNATIONAL, INC. (NASDAQ: HPI), a diversified housewares products company, today reported it has completed the acquisition of Seymour Housewares Corporation for $100.6 million from Chase Capital Partners, a private investment firm. The transaction was financed with a combination of $15.9 million in cash, $14.7 million in HPI stock and the assumption of $70 million of debt. Seymour Housewares, headquartered in Seymour, Ind., is the leading supplier of laundry management products in the United States, with a dominant market share in both ironing table and ironing pad categories.

Sales for Seymour Housewares totaled $93 million in fiscal 1997. Management anticipates that the addition of Seymour to the existing HPI portfolio of companies will result in combined revenues of $230 million in 1998. The addition of Seymour is expected to be slightly accretive to earnings per share in 1998.

In announcing the completion of the Seymour acquisition, James Tennant, chairman and chief executive officer of HPI, said, "We are pleased to start 1998 with Seymour Housewares among our portfolio of companies. With projected revenues approaching a quarter billion dollars, Home Products International is now among the top tier of suppliers in the highly fragmented housewares industry. As a 'power vendor' supplying key housewares categories, HPI is positioned to further expand our business with major U.S. retailers. In addition, we will continue to aggressively market our products globally through HPI's established international sales network, and are delighted that this product offering now includes quality Seymour products."

In addition to Seymour, HPI companies include Tamor Corporation (a leading supplier of storage containers and closet organization products) and Selfix, Inc. (a leading supplier of bath/shower organization products and juvenile storage organizers.) All three companies operate in a mass market, frequently supply full programs to the same departments of top national and regional chains. Home Products International also owns Shutters, Inc., a manufacturer and marketer of decorative exterior plastic shutters. Home Products International is listed on the Nasdaq National Market System under the ticker symbol HPII.


The statements in this release regarding the anticipated effect of the Seymour acquisition on Home Products International's sales are "forward looking statements" and actual results may differ materially from those anticipated for a number of reasons. In addition, HPI's future financial performance will depend on a number of factors beyond its control including increased competition, changes in demand for its products and fluctuations in the market. Risk factors and cautionary statements that could cause actual results to differ are contained in the Company's SEC filings.